IN THE COURT OF CHANCERY IN THE STATE OF DELAWARE

IN AND FOR NEW CASTLE COUNTY

AUDREY SAGEL, On Behalf Of Herself And All	X

Others Similarly Situated,	:

Plaintiff,	:

:

v.	:	Civil Action No. 19030

:

CAPTEC NET LEASE REALTY, INC., ALBERT T.	:

ADAMS, WILLIAM J. CHADWICK, CREED L.	:	01 JUL 31 PM 3:48

FORD III, LEE C. HOWLEY, JR., RICHARD J.	:

PETERS, W. ROSS MARTIN, H. REID SHERARD,	:

WILLIAM H. KRUL II, PATRICK L. BEACH and	:

COMMERCIAL NET LEASE REALTY, INC.,	:

X

Defendants.

COMPLAINT

      Plaintiff, as and for her complaint, alleges upon information and belief, except as to herself and her own acts, which she alleges upon knowledge, as follows:

NATURE OF THE ACTION

      1.      This is a stockholders’ class action on behalf of the public stockholders of Captec Net Lease Realty, Inc. (“Captec” or the “Company”), against certain of its officers and directors of Captec to enjoin certain self-dealing actions of defendants in connection with the proposed acquisition of the outstanding shares of Captec common stock by Commercial Net Lease Realty, Inc (“CNL”).

THE PARTIES

      2.      Plaintiff Audrey Sagel is and at all relevant times has been an owner of 4900 shares of Captec common stock.

      3.      Captec is a Delaware Corporation with its principal executive offices located at 24 Frank Lloyd Wright Drive, Ann Arbor, MI 48106. Captec is a real estate investment trust that invests in long-term net leased restaurant and retail properties in the United States.

      4.      (a)      At all relevant times, defendants Albert T. Adams, William J. Chadwick, Creed L. Ford III, Lee C. Howley, Jr., Richard J. Peters, W. Ross Martin (“Martin”), II. Reid Sherard (“Sherard”), William H. Krul II and Patrick L. Beach (“Beach”) constituted the Board of Directors of Captec (collectively, the “Individual Defendants”).

               (b)      In addition, at all relevant times, defendant Martin also served as the Company’s Executive Vice President, Chief Financial Officer and Treasurer, defendant Sherard served as the Company’s Senior Vice President, Sales and Marketing, and defendant Beach served as the Company’s Chairman, President and Chief Executive Officer.

      5.      By virtue of their positions as directors and/or officers of Captec and/or their exercise of control and dominant ownership over the business and corporate affairs of Captec, each and every one of the Individual Defendants has, and at all relevant times had, the power to control and influence, and did control and influence and cause Captec to engage in the practices complained of herein. Each Individual Defendant owed and owes Captec and its stockholders fiduciary obligations and was and is required to: use his ability to control and manage Captec in a fair, just and equitable manner; act in furtherance of the best interests of Captec and its stockholders; govern Captec in such a manner as to heed the expressed views of its public shareholders; refrain from abusing his position of control; and not to favor his own interests at the expense of Captec and its stockholders.

      6.      As discussed in detail below, the Individual Defendants, who control the actions of Captec, have breached their fiduciary duties to Captec’s public stockholders by acting to cause or facilitate the acquisition of the publicly-held shares of Captec, to the exclusion of all other potential bidders, for unfair and inadequate consideration, and colluding in the buying groups’ coercive tactics in attempting such buy-out.

CLASS ACTION ALLEGATIONS

      7.      Plaintiff brings this action pursuant to Rule 23 of the Rules of the Court of Chancery, on behalf of itself and all other shareholders of the Company, except the defendants herein and any persons, firm, trust, corporation, or other entity related to or affiliated with them and their successors in interest, who are or will be threatened with injury arising from defendants’ actions, as more fully described herein (the “Class”).

      8.      This action is properly maintainable as a class action for the following reasons:

               (a)      The Class is so numerous that joinder of all members is impracticable. There are in excess of 9.5 million shares of Captec common stock which are outstanding, held by hundreds if not thousands of stockholders of Captec stock who are members of the Class.

               (b)      Members of the Class are scattered throughout the United States and are so numerous that it is impracticable to bring them all before this Court.

               (c)      There are questions of law and fact that are common to the Class including, inter alia the following:

                         (i)      whether the Individual Defendants, as officers and/or directors of the Company, are violating their fiduciary duties to plaintiff and the other members of the Class;

                   (ii) whether plaintiff and the other members of the Class would be irreparably damaged were defendants not enjoined from the conduct described herein;

                  (iii) whether defendants have initiated and timed their buy-out of Captec shares to unfairly benefit certain insiders at the expense of Captec’s public shareholders.

      9.        The claims of plaintiff are typical of the claims of the other members of the Class in that all members of the Class will be damaged by defendants’ actions.

      10.       Plaintuffis committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. Plaintiff is an adequate representative of the Class.

      11.       Plaintiff anticipates that there will not be any difficulty in the management of this litigation as a class action

      12.       The prosecution of separate actions by individual members of the Class would create the risk of inconsistent or varying adjudications with respect to individual members of the Class which would establish incompatible standards of conduct for defendants, or adjudications with respect to individual members of the Class which would as a practical matter be dispositive of the interests of the other members not parties to the adjudications or substantially impair or impede their ability to protect their interests.

      13.       The defendants have acted, or refused to act, on grounds generally applicable to, and causing injury to, the Class and, therefore, preliminary and final injunctive relief on behalf of the Class as a whole is appropriate.

SUBSTANTIVE ALLEGATIONS

      14.       Captec is a real estate investment trust that invests in long-term net leased restaurant and retail properties in the United States.

      15.      On July 2, 2001, Captec issued a press release announcing (that it had signed a definitive merger agreement with CNL. Under the terms of the merger agreement, as announced, shareholders of Captec would receive .4575 shares of CNL plus approximately .21 shares of newly issued CNL preferred stock with a 9% coupon and $25 liquidation preference plus $1.27 in cash for each share of Captec.

      16.      The price to be paid to Captec shareholders is inadequate. As illustrative, prior to the announcement on July 2, 2001, Captec stock was trading at approximately $13 per share, and was paying an annual dividend of $1.52. During this same period, CNL was trading at generally lower prices, and was paying a dividend of $1.26 per share. The value of the consideration Captec shareholders will receive in the proposed transaction is approximately $13.05 per share, barely higher than Captec’s stock price prior to the armouncement of the transaction. At various times in the past, Captec’s management has stated, that the company’s assets have a fair value of $16 or $17 per share. Additionally, the proposed transaction is accretive to CNL to the tune of approxirnately 5 to 7 cents per share, or $1.75 million to $2.45 million per annum. Evidencing this bad deal, immediately after the announcement, the market price of Captec fell and has continued to trade lower.

      17.      In connection with the deal, an affiliate of defendant Beach, immediately after the closing of the merger, will purchase certain non-real estate assets of Captec and assume 1iabilities associated with those assets.

      18.      The price to be paid for those “other” Captec assets is $7.5 million, of which approximately $6.25 million will be financed by CNL at an attractive rate. The assets to be purchased by Beach are worth considerably more than the amount Beach is paying for them, as they were on Captec’s books for a net value of $20.9 million as of Captec’s last 10-Q. These assets include the following: (a) an investment in affiliated partnerships on the books for $4.1 million; (b) an investment in a joint venture on the books for $7.1 million (Fidelity is the joint-venture partner); and (c) a note to a Beach affiliate, secured by other financial assets, that is callable at any time by Captec, on Captec’s books for $9.7 million.

      19.      An article published by Dow Jones Newswires on July 3, 2001, cast doubt as to the fairness of this self-dealing transaction:

Captec shareholder [Philip] Goldstein[, who holds a 3% stake in Captec through Opportunity Partners LP and other clients] also questions a section of the transaction that calls for an affiliate, controlled by Captec Chairman and Chief Executive Pat Beach, to buy back certain joint ventures and other assets for $7.5 million.

Part of the assets include a note, backing a loan made to a management-controlled private business, Captec Financial Group Inc. Goldstein said the note by itself is worth significantly more than the $7.5 million price Beach will be paying for the note and other joint venture assets. “It smells,” he said.

The note has a face value of $9.7 million, Chief Financial Officer Ross Martin told Dow Jones Newswires. However, he said buyers were not interested in the note or the joint venture and partnership assets, and selling these assets to the affiliate helped the two companies strike a deal.

      20.      Moreover defendants have taken additional steps to ensure that they obtain the deal that they want. According to a Form 8-K filed with the Securities and Exchange Commission. Captec is liable for a breakup fee of up to $5 million, minus $1 million in expenses, if it terminates its merger with CNL by entertaining an acquisition proposal from a third party or if its board withdraws its recommendation of the deal.

      21.      By allocating certain of Captec’s valuable assets to defendant Beach, he will benefit at the expense of the Company’s public shareholders. Instead of lining the pockets of defendant Beach, however, such assets should be reserved for the Company’s shareholders in connection with the Merger.

      22.      Plaintiff and other members of the class have been and will be damaged in that, because of assets allocated to defendant Beach, they have not and will not receive their full and fair proportion of the value of Captec’s assets and business and will be prevented from obtaining fair and full consideration for their shares of Captec’s common stock.

      23.      The July 2, 2001 Press Release also mentioned that the transaction had been approved by a purported special committee of directors. The purported review of the transaction by a special committee of “independent directors” is meaningless given that the Captec Board is beholden to Captec management.

      24.      The individual Defendants have breached their duty of loyalty to Captec’s public shareholders by depriving Captec’s public shareholders of the maximum value to which they are entitled by approving a self-dealing transaction with defendant Beach.

      25.      Plaintiff and other members of the Class will have been and will be damaged in that they have not and will not receive their full and fair proportion of the value of Captec’s assets and business.

      26.      By reason of the foregoing, each member of the Class will suffer irreparable injury and damages absent injunctive relief in this action.

      27.      Plaintiff and other members of the class have no adequate remedy at law.

      WHEREFORE, plaintiff demands judgment and preliminary and permanent relief, including injunctive relief, in her favor and in favor of the Class and against defendants as follows:

      A.      Declaring that this action is properly maintainable as a class action, and certifying plaintiff as a class representative;

      B.      Preliminarily and permanently enjoining defendants and their counsel, agents, employees and all persons acting under, in concert with, or for them, from proceeding with, consummating, or closing the wrongful elements of the proposed transactions;

      C.      In the event that the wrongful elements of the proposed transaction is consummated, rescinding the same;

      D.      Awarding the Class compensatory damages against defendants, individually and severally, in an amount to be determined at trial, together with pre-judgment and post-judgment interest at the maximum rate allowable by law;

      E.      Awarding plaintiff the costs and disbursements of this action, including allowance for plaintiff’s attorneys’ and experts’ fees; and

      F.      Granting such other, and further relief as this Court may deem to be just and proper.

ROSENTHAL MONHAIT GROSS & GODDESS, P.A.

By: NORMAN M. MONHAIT
Norman M. Monhait Suite 1401, Mellon Bank Center P.O. Box 1070 Wilmington, Delaware 19899 (302) 656-4433 Attorneys for Plaintiff

OF COUNSEL:

MILBERG WEISS BERSHAD HYNES & LERACH LLP One Pennsylvania Plaza New York, NY 10119 (212) 594-5300

July 31, 2001